UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 18, 2010
Spirit AeroSystems Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33160	20-2436320

(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3801 South Oliver, Wichita, Kansas	67210

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (316) 526-9000
N/A

(Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Definitive Material Agreement.
     On November 18, 2010, Spirit AeroSystems, Inc. (“Spirit”), a wholly-owned subsidiary of Spirit AeroSystems Holdings, Inc. (the “Company”), completed an offering of $300.0 million aggregate principal amount of its 6 3/4% Senior Notes due 2020 (the “Notes”). The Notes were sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States only to non-U.S. persons in accordance with Regulation S under the Securities Act. The Notes were sold at a price equal to 100% of the principal amount thereof. A portion of the net proceeds of the offering of the Notes will be used to repay $150.0 million in borrowings under Spirit’s existing senior secured revolving credit facility, without any reduction of the lenders’ commitment thereunder, and remaining net proceeds will be used for general corporate purposes and to pay fees and expenses incurred in connection with the offering of the Notes.
     The Notes are governed by an Indenture dated as of November 18, 2010 (the “Indenture”), by and among Spirit, the Company and certain subsidiary guarantors identified therein and The Bank of New York Mellon Trust Company, N.A., as trustee. The description of the Indenture in this Current Report on Form 8-K is a summary and is qualified in its entirety by reference to the Indenture, which is filed as Exhibit 4.1 hereto.
     The Notes bear interest at a rate of 6 3/4% per year, payable semi-annually, in cash in arrears, on June 15 and December 15 of each year, commencing June 15, 2011. The Notes will mature on December 15, 2020. Prior to December 15, 2013, Spirit may redeem up to 35% of the aggregate principal amount of the Notes with the proceeds of certain equity offerings at a redemption price of 106.75% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the redemption date. At any time prior to December 15, 2015, Spirit may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus a make-whole premium, plus any accrued and unpaid interest and additional interest, if any, to the redemption date. Spirit may redeem the Notes at its option, in whole or in part, at any time on or after December 15, 2015, upon not less than 30 nor more than 60 days’ notice at the redemption prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus any accrued and unpaid interest and additional interest, if any, to the redemption date if redeemed during the 12-month period beginning on December 15 of the years indicated below.

Year	Redemption Price
2015	103.375%
2016	102.250%
2017	101.125%
2018 and thereafter	100.000%
     If a change of control of Spirit occurs, each holder shall have the right to require that Spirit repurchase all or a portion of such holder’s Notes at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase.
     The Notes are to be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by the Company and the Company’s existing and future domestic subsidiaries that guarantee Spirit’s obligations under Spirit’s senior secured credit facility.
     The Notes are Spirit’s senior unsecured obligations and rank equal in right of payment with all of Spirit’s and the guarantors’ other existing and future senior indebtedness, including Spirit’s 7½% Senior Notes due 2017. The Notes are senior in right of payment to all of Spirit’s and the guarantors’ existing and future indebtedness that is by its terms expressly subordinated to the Notes and the guarantees. The Notes are effectively subordinated in right of payment to all of Spirit’s and the guarantors’ secured indebtedness to the extent of the value of the assets securing such indebtedness, including obligations under Spirit’s senior secured credit facility, which is secured by substantially all of the assets of Spirit and the guarantors.
     The Indenture contains covenants that limit Spirit’s, the Company’s and certain of Spirit’s subsidiaries’ ability, subject to certain exceptions and qualifications, to (i) incur additional debt, (ii) pay dividends, redeem stock or make other distributions, (iii) repurchase equity securities, prepay subordinated debt or make certain investments, (iv) make other restricted payments and investments, (v) issue certain disqualified stock and preferred stock, (vi) create liens without granting equal and ratable liens to the holders of the Notes, (vii) enter into sale and leaseback transactions, (viii) merge, consolidate or transfer or dispose of substantially all of their assets, (ix) enter into certain types of transactions with affiliates and (x) sell assets. These covenants are subject to a number of qualifications and limitations. In addition, the Indenture limits Spirit’s, the Company’s and the guarantor subsidiaries’ ability to engage in businesses other than businesses in which such companies are engaged on the date of issuance of the Notes and related businesses.
     In addition, the Indenture provides for customary events of default which include (subject in certain cases to customary grace and cure periods), among other things: failure to make payments on the Notes when due, failure to comply with covenants under the Indenture, failure to pay certain other indebtedness or acceleration of maturity of certain other indebtedness, failure to satisfy or discharge certain final judgments and occurrence of certain bankruptcy events. If an event of default occurs, the trustee or holders of at least 25% of the aggregate principal amount of the then outstanding Notes may, among other things, declare the entire outstanding balance of principal of and interest on all outstanding Notes to be immediately due and payable. If an event of default involving certain bankruptcy events occurs, payment of principal of and interest on the Notes will be accelerated without the necessity of notice or any other action on the part of any person.
     The Notes and the related guarantees have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements. This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any offer, solicitation or sale of, the Notes or the related guarantees in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
     In connection with the sale of the Notes, Spirit, the Company and the Company’s guarantor subsidiaries entered into a registration rights agreement, dated as of November 18, 2010 (the “Registration Rights Agreement”), with Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of itself and as representative of the several initial purchasers of the Notes named therein (collectively, the “Initial Purchasers”). Under the Registration Rights Agreement, Spirit, the Company and the Company’s guarantor subsidiaries agreed to file a registration statement with respect to an offer to exchange the notes for a new issue of substantially identical notes registered under the Securities Act within 180 calendar days after the closing of the sale of the Notes (the “Closing Date”). Spirit, the Company and Spirit’s guarantor subsidiaries also agreed to use their reasonable best efforts to cause the exchange offer registration statement to be declared effective by the U.S. Securities and Exchange Commission (the “SEC”) within 240 days after the Closing Date, to keep the exchange offer registration statement effective until the closing of the exchange offer and to use their commercially reasonable efforts to consummate the exchange offer within 360 days after the Closing Date. Spirit and the guarantors may also be required to file a shelf registration statement to cover resales of the Notes under certain circumstances. If Spirit, the Company and Spirit’s guarantor subsidiaries fail to satisfy these obligations, the Company may be required to pay holders of the Notes additional interest at a rate of 0.25% per annum of the principal amount thereof for each 90-day period or portion thereof during which these obligations remain unsatisfied, for a maximum increase in the interest rate of 1.0% per annum of the principal amount thereof, until all registration defaults have been cured.
     The foregoing description of the Registration Rights Agreement is a summary and is qualified in its entirety by reference to the Registration Rights Agreement, which is filed as Exhibit 4.3 hereto.
     Certain of the Initial Purchasers and certain of their affiliates have provided and may in the future provide financial advisory, investment banking and commercial banking services in the ordinary course of business to Spirit, the Company, the guarantors and certain of their affiliates, for which they receive customary fees and expense reimbursement. In addition, affiliates of one or more of the Initial Purchasers are lenders and/or agents under Spirit’s senior secured credit facility and as such are entitled to be repaid from the proceeds of the offering of the Notes that will be used to repay the senior secured revolving credit facility and to receive their pro rata portion of such repayment.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 8.01	Other Events.
     On November 18, 2010, the Company issued a press release announcing the closing of its sale of the Notes. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

4.1	Indenture dated as of November 18, 2010, governing the 6 3/4% Senior Notes due 2020, by and among Spirit, the guarantors identified therein and The Bank of New York Mellon Trust Company, N.A.
4.2	Form of 6 3/4% Senior Note due 2020 (included as Exhibit A to Exhibit 4.1).
4.3
Registration Rights Agreement, dated as of November 18, 2010, among Spirit, the guarantors identified therein, Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of itself and as representative of the several initial purchasers of the Notes named therein.

99.1	Press Release dated November 18, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRIT AEROSYSTEMS HOLDINGS, INC.
Date: November 18, 2010	/s/ Philip D. Anderson
Philip D. Anderson
Senior Vice President and Chief Financial Officer